STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) has been entered into and executed as of the close of business as of April 11, 2011, by and between Charles Adelman (“Owner”), who is the sole member and owner of Anthus, LLC, a Delaware Limited Liability Company ("Company") and Adelman Enterprises, Inc., a Delaware corporation (“Purchaser”).

RECITALS:

A.           The Company is in the business of developing a broadcast television network.

B.           The Company is owned 100% by its sole member and manager, Charles Adelman, Owner (“Membership Interest”);

C.           Purchaser is a public company, preparing for a public offering of shares.

D.           Owner has previously received a majority of founder’s shares in the Purchaser in contemplation of his transfer of ownership of Company to Purchaser.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein, the parties covenant, agree, represent and warrant as follows:

1.           Sale and Purchase of Membership Interest.  Subject to the terms, provisions and conditions of this Agreement, and at the Closing of the transactions contemplated herein, Owner shall deliver, or cause to be delivered, to Purchaser the Membership Interest of Company.

2.           Purchase Price.  The consideration given for the transfer of ownership has previously been granted to Owner during the initial allocation and purchase of founder’s shares by Owner of Purchaser in the amount of eleven million, two hundred thousand (11,200,000) shares of Purchaser’s common stock (“Purchaser’s Stock”).  Owner was given the right to purchase this amount of shares of Purchaser’s Stock both in anticipation of the transactions in this Agreement and in recognition of his role as founder of the Purchaser corporation.

3.           Closing.  Subject to the terms and conditions hereof and in exchange for the consideration set forth herein, the parties agree to consummate the transactions contemplated by this Agreement at a Closing (“Closing”) which shall occur at the offices of the Purchaser.  The parties hereto may, by written agreement, designate a different time or place for the Closing.

At the Closing, Owner shall deliver to Purchaser the following:

(a)           Certificates representing the Membership Interest, in proper form for transfer, duly endorsed in blank or accompanied by duly endorsed certificates, so as to make Purchaser the sole owner thereof, free and clear of all claims and encumbrances;

(b)           Satisfactory evidence of the performance of all conditions to Purchaser’s obligations to close; and

(c)           All certificates or documentation required by this Agreement.

At the Closing, Purchaser shall deliver to Owner the following:

(1)           All certificates or documentation required by this Agreement; and

(2)	any other documents required hereby.

4.           Representations and Warranties of Owner. In order to induce Purchaser to consummate the transactions contemplated by this Agreement, and for the consideration expressed herein, the sufficiency of which is hereby acknowledged, Owner hereby represents and warrants to Purchaser as follows (the truth and accuracy of each of which representations and warranties shall constitute a condition precedent to Purchaser’s obligation to close hereunder):

(a)           Organization and Standing of Company. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own all of its properties and to carry on the business presently being conducted by it.  Company is duly qualified to transact business and is in good standing in the state of Delaware and the state of California.  Company has received no notice or other communication from any governmental body or agency to the effect that it should be qualified to do business in any jurisdiction and Company does not conduct business in any jurisdiction other than those indicated herein.

(b)           No Subsidiaries.  Company does not own or control, directly or indirectly, any corporation, association or business organization of any nature.

(c)           Membership Ownership and Transfer. Owner warrants that he has good and marketable title to and the unrestricted right and full power to exchange and deliver to Purchaser the Membership Interest pursuant to the provisions of this Agreement.  Such Membership Interest has been duly and validly issued and is free and clear of all liens, encumbrances, claims, equities and liabilities of every nature and represents one hundred percent (100%) of the issued and outstanding Membership Interest of Company so that, at Closing, the Membership Interest will represent all of the issued and outstanding membership interests of Company.  The delivery of the Membership Interest to Purchaser will vest in Purchaser all right, title and interest in and to such membership interest, free and clear of all liens, encumbrances, claims, equities and liabilities of every nature.  The Membership Interest has been validly authorized and issued and is fully paid and non-assessable.

(d)           Financial Statements.  The Company has delivered to Purchaser an unaudited balance sheet of Company as of December 31, 2010 (“December 31 Balance Sheet”), a copy of which is attached hereto as Schedule 1 and incorporated herein by this reference, and unaudited profit and loss statements of Company from inception through December 31, 2010 (“December 31 P & L") a copy of which is attached hereto as Schedule 2 and incorporated herein by this reference.  The December 31 Balance Sheet and the December 31 P & L (sometimes collectively referred to herein as the "December 31 Financial statements") were prepared from the books and records of Company in accordance with generally accepted accounting principles applied in a manner consistent with accounting practices theretofore adopted and applied by Company, and fairly present the financial position, assets, liabilities and results of operations of Company as of such dates and for the periods indicated, except as may be disclosed in any notes to the September 30 Financial Statements.  Such financial statements, including those for the period ending, and as of December 31, 2010, contain and reflect all liabilities or obligations of any nature, whether absolute, contingent or otherwise, and for all reasonably anticipated losses and costs in excess of expected receipts and contain and reflect all necessary adjustments so as to present full, true and complete statements of the financial condition and results of operations of Company.  Owner hereby warrants that said financial statements were prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial position of Company as of such dates and the results of its operation for the periods indicated, except as may be disclosed in any notes to the December 31 Financial Statements.

(e)           Liabilities. Owner does not know of any basis for the assertion against him or the Company of any material liabilities or obligations, either accrued, absolute, contingent or otherwise which would materially and adversely affect the value and conduct of the business of Company, other than those (i) reflected or reserved against in the December 31 Balance Sheet, (ii) incurred in the ordinary course of business since December 31, 2010, or (iii) expressly disclosed in writing to Purchaser in or pursuant to this Agreement.  Company does not have any liabilities, debts or obligations not fully and properly reflected or reserved against in the December 31 Balance Sheet, except liabilities and obligations incurred in the ordinary course of business since December 31, 2010, which shall be expressly disclosed in writing to Purchaser in or pursuant to this Agreement.

(f)           Absence of Certain Changes.  Since December 31, 2010, there has not occurred (i) any materially adverse change in the assets, liabilities, capitalization, condition (financial or otherwise), business or prospects of Company, (ii) any damage, destruction or loss (whether or not covered by insurance) having a materially adverse effect on the assets, condition (financial or otherwise), business or prospects of Company or (iii) any event or condition, or threat thereof, which does, or reasonably  might, have a materially adverse effect on the assets, condition (financial or otherwise), business or prospects of Company.  Since said date, Company has not directly or indirectly:

(i)           Made any loan or advance to any person or entity;

(ii)          Declared or paid any dividends on any membership interests or redeemed, purchased or otherwise acquired any of its membership interests;

(iii)         Subjected any of its assets to any mortgage, deed of trust, lien, pledge, conditional sales contract, lease, encumbrance or charge;

(iv)         Sold, leased or otherwise transferred any of its assets other than in the ordinary course of business;

(v)          Entered into any agreements whether or not in the ordinary course of business involving consideration given by Company in amounts in excess of One Thousand Dollars ($1,000.00) other than those described in Schedules or Exhibits to this Agreement;

(vi)         Modified, amended or terminated any agreement or waived or released any right, other than in the ordinary course of business;

(vii)        Incurred any obligation or liability for borrowed money, or incurred any other obligation or liability except in the ordinary course of business;

(viii)       Issued or sold or agreed to issue or sell any equity or debt securities;

(ix)         Increased the salary, fringe benefits or other compensation of, or paid any bonus or similar compensation to, any of its officers or directors; or

(x)          Agreed to do any of the things described in the preceding clauses (i) through (ix).

(g)          DELETED INTENTIONALLY.

(h)          Accounts and Notes Receivable. Attached hereto as Schedule 3 and incorporated herein by this reference is a correct and complete listing of all notes receivable and a correct and complete aging of all accounts receivable of Company as of December 31, 2010.  Such accounts and notes receivable, as well as accounts and notes receivable of Company arising between that date and the Closing, are and will be valid and enforceable, incurred in the ordinary course of business, and payable to and collectible in full by Company, or its successors in interest, on demand when due without any set-off or counterclaim or any reduction (directly or indirectly) for any payment, credit or allowance made or given for any reason whatever, except to the extent of the reserves for bad accounts set up by Company on its books and records in a manner consistent with the manner in which the reserves for such purpose reflected in the financial statements were established.  The accounts and notes receivable of Company on the date of the Closing will be the same as set forth in said Schedule, except for additions and reductions thereto made in the ordinary course of business since December 31, 2010.

(i)          Accounts and Notes Payable.  Attached hereto as Schedule 4 and incorporated herein by this reference, is a correct and complete list of accounts payable of Company as of December 31, 2010.  The accounts and notes payable on Schedule 4 represent valid accounts and notes payable incurred in the ordinary course of business, and the accounts and notes payable incurred by the Company subsequent to December 31, 2010, shall be separately set forth in an addendum to the Schedule and delivered to Purchaser on the date of the Closing.

(j)          Inventory. Company has good and marketable title to all of its inventories and work in process, free and clear of all liens (except to the extent of customer advances, which have been properly reflected in the December 31 Financial Statements), leases, encumbrances, equities, conditional sales contracts, security interests, charges and restrictions (except for liens, if any, for personal property taxes not delinquent).  The inventories reflected in the December 31 Balance Sheet are based on quantities determined from physical inventories taken as of December 31, 2010, valued at the lower of cost (determined on a first-in first-out basis) or market value, and on a basis consistent with that of prior practice.

(k)           Litigation, etc. There is no litigation, proceeding or investigation pending or threatened, to the knowledge of Owner which might result in any material adverse change in the business or financial condition of Company or its assets or in any materially adverse liability on the part of Company; and there is none which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, nor does Owner know of any basis for any such litigation, proceedings or investigation.

(l)           Ownership of Properties.   Company has good and marketable title to and owns all of the property reflected in the December 31 Balance Sheet, except such property as has been disposed of in the ordinary course of business since December 31, 2010, and free and clear of all claims, liens (except for taxes not yet due and payable), encumbrances and options of any nature.  All leases pursuant to which Company leases any substantial amount of real or personal property are in good standing, valid and effective; and there is not, under any of such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default.  The buildings, premises and equipment of Company that are necessary to the operations of its business are suitable for their present use.

(m)         Taxes.   All federal, state and local tax returns required by law to be filed by Company have been filed and all federal, state and local taxes (including payroll taxes) have been paid to the extent that such taxes have become due and payable.  Company is not delinquent in the payment of any tax assessment, has had no tax deficiencies assessed against it, has received no notice of any such tax deficiencies, and has not executed any waiver of any statute of limitations on the assessment or collection of any tax.

(n)          No Violation, etc.   Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby conflicts or will conflict with or result in any breach or violation of or default under any term or condition of the Articles of Incorporation, as amended, of Company or the Bylaws, or any indenture, mortgage, lien, lease, covenant, agreement, contract or other instrument to which Company is a party or is bound, or any order, judgment, decree, ordinance, regulation, or any requirement of law or of any governmental or judicial authority.  Company is not in material violation of its amended Articles of Incorporation, its Bylaws or any such covenant, agreement, contract, instrument or requirement.

(o)          Brokers.  No finder, broker, agent or other intermediary has acted for or on behalf of the Owner or Company in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby or with any other proposed acquisition of the stock or assets of Company, nor has Owner incurred or caused to be incurred any liability for any fee or commission in the nature of a finder’s fee, originator’s fee or broker’s fee in connection with the subject matter of this Agreement, and Owner hereby indemnifies Purchaser and agrees to hold it harmless, against all liabilities, expenses, costs, losses and claims, if any, arising from the employment by Owner (or any allegation of any such employment or services) of any finder, broker, agent or other intermediary in such connection.

(p)          Contracts and Agreements. Attached hereto as Schedule 5 and incorporated herein by this reference is a true and complete list and description of any and all indentures, contracts, agreements, arrangements, understandings and other material obligations, written or oral, to which Company is, as of the date of this Agreement and as of the Closing date, a party, or by which it is bound, except those contracts and agreements which involve less than Five Thousand Dollars ($5,000.00) consideration.  Upon written request of Purchaser, Owner agrees to cause Company to deliver to Purchaser a true copy of any of such contracts or agreements.  All of the agreements and contracts listed in Schedule 5 are valid and binding obligations of the parties thereto in accordance with their respective terms, as of the Closing date, and there are no liabilities of Company or to the knowledge of Owner or any other party thereto arising from any breach or default, prior to the date of this Agreement and the Closing date, of any provision of any such contract or agreement by Company or any other party; and no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a breach or default by Company or any other party under any such contract or agreement or would cause the acceleration of any obligation of Company or any other party thereto or the creation of a lien or encumbrance upon any asset of Company or any other party thereto.  Company is not a party to and no assets of Company are bound by any agreement which is materially adverse to the business, assets or condition (financial or otherwise) of Purchaser.

(q)          Insurance.  The Company currently has no insurance policies in place.

(r)           Labor, Benefit and Employment Agreements.   The Company currently has no labor, benefit or employment agreements in place.

(s)          Acquisition For Own Account.  The shares of Purchaser’s Stock are being acquired by the Owner, pursuant to this Agreement, for investment purposes and not with a view to distribution and Owner will not make any sale or distribution of any portion thereof except in compliance with all applicable federal and state securities laws.

5.           Representations and Warranties by Purchaser. Purchaser hereby represents and warrants to the Owner as follows:

(a)          Brokers.  No finder, broker, agent or other intermediary has acted for or on behalf of Purchaser in connection with the negotiations or consummation of this Agreement or of any of the transactions contemplated hereby or with any other acquisition of the stock or assets of Company nor has Purchaser incurred or caused to be incurred any liability for any fee or commission in the nature of a finder’s fee, originator’s fee or broker’s fee in connection with the subject matter of this Agreement, and Purchaser hereby indemnifies Owner, and agrees to hold them harmless, against all liabilities, expenses, costs, losses and claims, if any, arising from the employment by Purchaser or services rendered to Purchaser (or any allegation of any such employment or services) of any finder, broker, agent or other intermediary in such connection.

(b)          Acquisition For Own Account.   The Stock is being acquired by Purchaser, pursuant to this Agreement, for investment and not with a view to distribution and Purchaser will not make any sale or distribution of any portion thereof except in compliance with all applicable securities laws.

(c)          Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own all of its properties and to carry on the business presently being conducted by it.  Purchaser is duly qualified to transact business and is in good standing in the state of Delaware and the state of California.  Purchaser has received no notice or other communication from any governmental body or agency to the effect that it should be qualified to do business in any jurisdiction other than those indicated herein and Purchaser does not conduct business in any jurisdiction other than those indicated herein.

(d)          Capitalization. Purchaser has an authorized capitalization of one hundred million (100,000,000) shares of common stock, of which approximately fifteen million, five thousand, three hundred (15,005,300) will be issued and outstanding as of March 11, 2011.  Purchaser is preparing for a public offering of shares and has provided Owner with information regarding such offering, as well as acknowledging herein that Owner is the President/CEO of Purchaser and is directing Purchaser’s efforts in said offering.

(e)          Purchaser's Stock. Purchaser hereby warrants that the shares of Purchaser's Stock being exchanged for the Membership Interest of the Company at Closing has been duly authorized by its Board of Directors and that the delivery of the Stock to Owner will vest in Owner all right, title and interest in and to such Stock, free and clear of all liens, encumbrances, claims, equities and liabilities of every nature, and that the Stock has been validly authorized and issued and upon issuance will be fully paid and non-assessable.

(f)           Absence of Certain Changes.  Since December 31, 2010, there has not occurred (i) any materially adverse change in the assets, liabilities, capitalization, condition (financial or otherwise), business or prospects of Purchaser, (ii) any damage, destruction or loss (whether or not covered by insurance) having a materially adverse effect on the assets, condition (financial or otherwise), business or prospects of Purchaser or (iii) any event or condition, or threat thereof, which does, or reasonably  might, have a materially adverse effect on the assets, condition (financial or otherwise), business or prospects of Purchaser.  Since said date, Purchaser has not, except as indicated in Purchaser’s filed 10Q for quarter ending September 30, 2010, attached hereto as Schedule 6 and incorporated herein by this reference, directly or indirectly:

(i)           Declared or paid any dividends on any shares of its common stock or redeemed, purchased or otherwise acquired any shares of its common stock;

(ii)          Subjected any of its assets to any mortgage, deed of trust, lien, pledge, conditional sales contract, lease, encumbrance or charge;

(iii)         Sold, leased or otherwise transferred any of its assets other than in the ordinary course of business;

(iv)         Modified, amended or terminated any agreement or waived or released any right, other than in the ordinary course of business;

(v)          Incurred any obligation or liability for borrowed money, or incurred any other obligation or liability except in the ordinary course of business;

(vi)         Issued or sold or agreed to issue or sell any equity or debt securities, except as described in paragraph 5 (d), above; or

(vii)        Agreed to do any of the things described in this paragraph 5.

(g) Litigation, etc. There is no litigation, proceeding or investigation pending or threatened, which might result in any material adverse change in the business or financial condition of Purchaser or its assets, or in any materially adverse liability on the part of Purchaser; and there is none which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, nor does Purchaser know of any basis for any such litigation, proceedings or investigation.

(h) No Violation, etc. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby conflicts or will conflict with or result in any breach or violation of or default under any term or condition of the Articles of Incorporation, as amended, of Purchaser or the Bylaws, or any indenture, mortgage, lien, lease, covenant, agreement, contract or other instrument to which Purchaser is a party or is bound, or any order, judgment, decree, ordinance, regulation, or any requirement of law or of any governmental or judicial authority.  Purchaser is not in material violation of its amended Articles of Incorporation, its Bylaws or any such covenant, agreement, contract, instrument or requirement.

6.           Covenants and Agreements of Owner.  In addition to the covenants and agreements elsewhere set forth herein, Owner covenants and agrees as follows:

(a)           Conduct of Business Prior to Closing.     Without Purchaser’s prior written consent to the contrary, prior to the date of Closing, which shall not be unreasonably withheld, Owner will cause Company to operate so as:

(i)           To carry on its business in substantially the same manner as heretofore carried on, and not to make any purchase or sale, or enter into any agreement or lease (whether as a lessor or lessee), or introduce any new method of management or operation in respect of any such business, except in the ordinary course of business and in a manner not inconsistent with prior practice and with the terms of this Agreement;

(ii)          Not to declare or pay any dividend or make any other distribution or payment with respect to its Membership Interest, nor directly or indirectly to redeem, purchase or otherwise acquire any of its Membership Interests;

(iii)         Not to acquire, sell, transfer, lease, mortgage, pledge, encumber or otherwise dispose of any fixed asset or personal property (other than inventory, including work in process, in the ordinary and usual course of business);

(iv)         Not to discharge or satisfy any lien or encumbrance or pay or perform any obligation or liability other than (i) current liabilities set forth in the balance sheets included in the financial statements, or (ii) current liabilities incurred in the ordinary course of business since December 31, 2010;

(v)          Not to change or alter the physical contents or character of any of its inventory so as to affect the nature of any of its business or result in a change of the total dollar valuation thereof, other than as a result of transactions in the ordinary course of business;

(vi)         Not to do any of the acts specified in Subparagraph 4(f) hereof;

(vii)        To maintain and preserve its business organization and goodwill intact and maintain its relationships with suppliers, customers (including lessees), creditors, employees and others having business relationships with it;

(viii)       Not to make any changes or modifications in any agreement to which it is a party or which affects it, except in the ordinary course of business and in an amount not exceeding One Thousand Dollars ($1,000.00) in any one transaction or as required by this Agreement, except in the ordinary course of business and in a manner not inconsistent with prior practice and with the terms of this Agreement;

(ix)         To take such action as may be necessary to maintain, preserve, renew and keep in full force and effect its corporate existence, rights and franchises; and

(x)          Not to make any commitment for any capital expenditures for a single item exceeding One Thousand Dollars ($1,000.00) and not to make commitments for capital expenditures exceeding Five Thousand Dollars ($5,000.00) in the aggregate, except in the ordinary course of business and in a manner not inconsistent with prior practice and with the terms of this Agreement.

(b)          Delivery of Schedules. Owner agrees to cause Company to prepare and deliver to Purchaser as promptly as possible following the date of this Agreement, but not later than five (5) business day prior to the Closing, all Schedules not attached to this Agreement on the date of execution hereof.  Owner agrees that where provisions of this Agreement state or imply that Schedules are attached, the failure to have such Schedules attached upon the date of execution hereof shall not act as a waiver by Purchaser of the receipt of such Schedules or of any representations or warranties relating to such schedules.

7.           Conditions of the Obligations of Purchaser. The obligations of Purchaser hereunder are subject to the condition that prior to or contemporaneously with the Closing, Owner shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

8.           Conditions of the Obligations of Owner.  The obligations of Owner hereunder are subject to the conditions that, prior to or contemporaneously with the Closing, Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

9.           Covenants and Agreements of the Purchaser. In addition to the covenants and agreements set forth elsewhere herein, Purchaser covenants and agrees that after the Closing, it will abide by all terms of Company's agreements and to indemnify Owner and hold him harmless against and in respect of any and all damages, losses, expenses, costs, obligations and liabilities including reasonable attorney's fees incurred in connection with any asserted claim or loss which the Owner may incur or may suffer by reason of (I) any breach of, or failure of Purchaser to perform, any of its representations, warranties, guarantees, commitments or covenants contained in this Agreement, and (2) any act or omission of the Purchaser which constitutes a breach or default hereunder.

10.          Survival of Representations and Indemnification.

(a)           Survival. All material statements contained in any Exhibit, Schedule, document, certificate or other instrument delivered by or on behalf of any party hereto, or in connection with the transactions contemplated hereby, shall be deemed to be representations and warranties made pursuant to this Agreement by such party along with the representations and warranties made pursuant to this Agreement, and shall survive the consummation of the transactions contemplated by this Agreement and the investigations made by or on behalf of any of the parties.

(b)           Indemnification by Owner.  The Owner agrees to indemnify Purchaser and hold it harmless against and in respect of any and all damages, losses, expenses, costs, obligations and liabilities including reasonable attorney’s fees incurred in connection with any asserted claim or loss which Purchaser or Company may incur or may suffer by reason of (i) any breach of, or failure of Owner to perform, any of their representations, warranties, guarantees, commitments or covenants contained in this Agreement, and (ii) any act or omission of the Owner which constitutes a breach or default hereunder.

11.          Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if placed in the United States mail, registered or certified, postage prepaid or, if personally delivered, addressed as follows:

If to Purchaser, to:

Adelman Enterprises, Inc.
798 Moorpark Avenue
Moorpark, CA  93021
Attention:  Douglas Ridley, COO

If to Company or to Owner, to:

Charles Adelman
798 Moorpark Avenue
Moorpark, CA  93021

Each of the foregoing shall be entitled to specify a different address by giving written notice thereof to all the parties hereto.

12.          Costs and Expenses. All costs and expenses incurred in conducting the purchase and sale described in this Agreement in the manner prescribed by this Agreement shall be borne by Purchaser and Owner in the following manner:  Each party, Purchaser and Owner, shall pay the fee of the attorney who represented it in negotiating this Agreement.

13.           Entire Agreement; Modifications; Waiver.   This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions whether oral or written.  No supplement, modification, waiver or termination of this Agreement, or any provision hereof, shall be binding unless executed in writing by the parties to be bound thereby.  No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

14.           Headings. Paragraph and Subparagraph headings are not to be considered part of this Agreement, are included solely for convenience and are not intended to be full or accurate descriptions of the content hereof.

15.           Attachments. Exhibits, Schedules and other documents referred to in this Agreement are an integral part hereof.

16.           Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns, and the heirs and legal representatives of Purchaser.

17.           Effect of Termination. Termination of this Agreement pursuant to any of its provisions shall be without prejudice to any other rights or remedies of the respective parties at law or in equity.

18.           Severability. All clauses of this Agreement are distinct and severable and if any clause shall be held to be invalid or illegal, that determination shall not affect the validity or legality of the remainder of this Agreement.

19.           Governing Law. This Agreement shall be governed by the laws of the State of Delaware and shall be enforceable in the State of California.

20.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.           Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be released only with the written consent of the parties.

22.           No Assignment. Neither this Agreement nor any interest therein shall be assigned by Purchaser or any Owner without the prior written consent of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be entered into on the date and year first set forth above.

PURCHASER:

Adelman Enterprises, Inc.

By:	/s/ Douglas Ridley
Douglas Ridley, COO

OWNER:

/s/ Charles Adelman
Charles Adelman

SPOUSAL CONSENTS

The undersigned persons represent that they are the spouses of the persons having the same last names on the preceding signature pages, that the undersigned persons disclaim any direct or record ownership of the Membership Interest of the Company set forth opposite their spouses names on the signature pages above, and the undersigned persons consent to their spouses assignment and transfer of such Membership Interest of the Company to Adelman Enterprises, Inc. for the consideration indicated in the above Agreement.

/s/ JESSICA ADELMAN
JESSICA ADELMAN